Exhibit 1

JOINT VENTURE AGREEMENT AMENDEMENT

THIS IS AN AMENDMENT TO THE JOINT VENTURE AGREEMENT (the "Agreement") made and entered into on the 24th day of December, 2010 (the "Execution Date")

BETWEEN

AMFIL Technologies, Inc. herein referred to as (AMFIL) of 805 Fiero Lane, Suite F. San Luis
Obispo, California. 93401
OF THE FIRST PART
And

Trevor Taylor herein referred to as (Taylor) of 5 Mortimer Crescent, Ajax, Ontario.
Canada.
OF THE SECOND PART

(Individually the "Member" and collectively the "Members").

IN CONSIDERATION OF and as a condition of the Members entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

a)	To amend Clause 11 (Contribution Schedule Description) of the original agreement to be revised to:

11. Each Member will contribute its respective capital contributions fully and on time according to the following schedule:

Member	Contribution Schedule Description
AMFIL Technologies, Inc.
$10,000 cheque payable to Kennard A. Gobin on 2/12/2010

12,000,000 common share certificate to Kennard A. Gobin on or before 10/02/2011

36,000,000 common share certificate to Trevor Taylor on or before 24/02/2011

Trevor Taylor	Mining Rights as per attached Schedule "A" the "Properties" on or before 10/02/2011

IN WITNESS WHEREOF the Members have duly affixed their signatures to this AMENDMENT under hand and seal on this 20th day of January, 2011.

AMFIL Technologies, Inc.

Per: _______________________ (Seal)

_______________________
Trevor Taylor